GAIN Capital Announces Monthly Metrics for June 2015

Bedminster, New Jersey (July 10, 2015) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of June 2015.

Retail Metrics

•	Retail OTC trading volume[1] of $375.7 billion, an increase of 12.2% from May 2015 and 126.2% from June 2014.[2]

•	Average daily retail OTC trading volume of $17.1 billion, an increase of 7.1% from May 2015 and 115.9% from June 2014.[3]

•	Active retail OTC accounts[4] of 148,730, an increase of 0.8% from May 2015 and 57.8% from June 2014.[5]

Institutional Metrics

•	Total institutional trading volume[1] of $454.9 billion, an increase of 16.5% from May 2015 and a decrease of 5.2% from June 2014.

•	Average daily institutional volume of $20.7 billion, an increase of 11.2% from May 2015 and a decrease of 9.5% from June 2014.

•	GTX trading volume[1] of $418.8 billion, an increase of 16.0% from May 2015 and a decrease of 6.1% from June 2014.

•	Average daily GTX volume of $19.0 billion, an increase of 10.7% from May 2015 and a decrease of 10.4% from June 2014.

Exchange-based Futures Metrics

•	Futures contracts of 695,911, an increase of 2.7% from May 2015 and 34.2% from June 2014.

•	Average daily futures contracts of 31,632, a decrease of 6.6% from May 2015 and an increase of 28.1% from June 2014.

1 U.S. dollar equivalent of notional amounts traded.
2 Retail OTC trading volume increased 65.2% from June 2014, on a pro forma basis (simple pro forma addition of GAIN and City Index).
3 Average daily retail OTC trading volume increased 57.7% from June 2014, on a pro forma basis (simple pro forma addition of GAIN and City Index).
4 Retail OTC accounts that executed a transaction during the last 12 months.
5 Active retail OTC accounts increased 4.6% from June 2014, on a pro forma basis (simple pro forma addition of GAIN and City Index).

Management Commentary

“GAIN’s operating metrics continue to exhibit positive monthly and annual growth following the closing of our acquisition of City Index on April 1. In our retail business, volumes increased 12.2% in June from the prior month and average daily volume reached a new high of $17.1 billion. Retail revenue capture during the quarter was challenging, however, coming in towards the lower end of the range of the last four quarters, which was $70 to $116 per million, primarily due to lower volatility in indices and commodities. The integration of City Index is on track, and we expect to achieve the previously disclosed annual run-rate cost savings of $40-$45 million by 2017,” remarked Glenn Stevens, Chief Executive Officer.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Gain Capital Investor Relations
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com